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EXHIBIT 10.14

                                                                 August 26, 2003

Mr. Kris Shah
Mr. Marvin Winkler
Co-Chairmen and Co-Chief Executive Officers
SSP Solutions, Inc.
17861 Cartwright Road
Irvine, CA 92614

Gentleman:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., by SSP Solutions, Inc. (the "Company") to act as its exclusive placement agent in connection with the sale of securities, including the warrant financing, bridge financing and recapitalization financing {currently anticipated to be a private placement of $5-7 million and an exchange of outstanding debt securities with a Face Value of $6 million into shares of Series A Convertible Preferred Stock ("Series A")} as defined in the executed Term Sheet ("Private Placement"). As part of our engagement, we will:

         a. assist the Company with its due diligence efforts related to the Private Placement;

         b. assist the Company in structuring and negotiating the securities for the Private Placement; and,

         c. be available at your request to meet with your Board of Directors to discuss the Private Placement and its financial implications.

The Company agrees to retain BHP as the exclusive financial advisor for Strategic Transactions (as defined below) relative to Supercomm and Saflink under the cash fee arrangement outlined below. The Company may engage BHP as a non-exclusive financial advisor for a merger or sale ("Strategic Transaction") under this Agreement. If the Company engages BHP, the Company agrees to pay BHP a cash fee equal to 2% for the first $50,000,000 in aggregate consideration and 1.25% for aggregate consideration in excess of $50,000,000 for a Strategic Transaction. If the Company enters into a Strategic Transaction in which it has not utilized BHP as a financial advisor, and provided BHP investors close the Private Placement the Company shall seek to engage BHP to render a fairness opinion related to the Strategic Transaction, if it is deemed by the Company's Board of Directors that a fairness opinion is required. If BHP accepts such engagement, it shall be paid a fee negotiated in good faith based on industry standard fees for such transactions.

As compensation related to the Private Placement, the Company shall pay to BHP a cash fee equal to 3.5% of the gross proceeds received by the Company in connection with the cash exercise of the Registered Warrants as defined in the executed Term Sheet, 7% of the gross cash proceeds (New Capital) received by the Company in connection with the Series A Financing (which amount shall be increased to 10% in the Series A Financing for cash proceeds in which BHP compensates sub-placement agents). In connection with new cash investments by Kingsport Capital, Dick Kiphart, Sun Microsystems, Prolman Associates (acting for their own account and not as agent), Investcorp International/ CDC Capital Markets North America (acting for their own account and not as agent), Inc. or their respective bona-fide legal affiliates ("Related Investors"), in the Bridge Loan or the Series A Private Placement, BHP's fee shall be reduced to 5% ("Reduced Fee"). In connection with the future cash exercise of warrants issued in connection with the Series A Private Placement or subsequent cash financings completed pursuant to this letter Agreement (excluding Placement Agent Warrants), BHP shall receive a cash fee equal to 4% of the gross proceeds received by the Company when such warrants are exercised.



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BHP or their assigns shall be issued Placement Agent Warrants in an amount equal to 7% of the common shares underlying the aggregate number of Series A shares issued for New Capital investment in the Private Placement, and Exchange Agent Warrants in an amount equal to 2.5% of Series A shares issued in Exchange of Outstanding Notes. The Placement Agent Warrants shall be exercisable at the conversion price of the Series A Preferred, shall expire five years from the issuance date, shall be non-redeemable in accordance with the provisions of the Series A, shall have standard piggyback registration rights, a cashless exercise provision, and shall be included in the registration statement covering the shares issued in the Series A Financing. The Exchange Agent Warrants shall have terms and conditions identical to Placement Agent Warrants, but with an exercise price of $.01 per share.

Compensation payable to BHP in connection with financing activity occurring subsequent to the Private Placement pursuant to this letter Agreement for other than Related Investors which shall remain at 5% (a "Subsequent Financing"), shall be 7% percent cash commission based upon the cash proceeds of a Subsequent Financing (5% for Related Investors) and Placement Agent Warrants in an amount equal to 7% of the common shares underlying the aggregate number of shares issued in connection with a Subsequent Financing.

The Company shall provide to BHP periodic reimbursement of all out-of-pocket expenses, the aggregate amount of which amount shall not exceed $5,000 without the prior written approval of the Company. A detailed invoice and receipts and other appropriate substantiation will be submitted to the Company as reimbursable expenses are incurred.

BHP represents and warrants to the Company that BHP and each of its members, employees, agents, affiliates, controlling persons:

         a. Will only contact potential investors who are "accredited investors" for purposes of Regulation D under the Securities Act of 1933, as amended ("Regulation D"), and will perform whatever due diligence investigation may be necessary in order to confirm such "accredited investor" status.

         b. Will not contact potential investors in any manner that could be deemed a "general solicitation" or "general advertising" for purposes of Regulation D and any applicable state securities laws.

         c. In connection with the services to be performed under this Agreement, shall at all times comply with applicable federal and state securities and laws, rules and regulations, including, without limitation, Regulation D and Section 25102(f) of the California Corporate Securities Law of 1968, and all other applicable laws.

         d. Has and will maintain throughout the term of this Agreement all federal and state licenses, registrations and other governmental permits, if any, that may be required in order to perform services pursuant to the terms of this Agreement.

         e. Other than the fees to be paid to BHP by the Company as contemplated by this Agreement, has not been and will not be compensated by any other person or entity, directly or indirectly, in connection with the services rendered or to be rendered under this Agreement.

         f. Acknowledge that the entry into and consummation of the Private Placement or any Strategic Transaction or Subsequent Financing shall be in the sole and absolute discretion of the Company. The Company may reject any interested parties introduced by BHP for any reason whatsoever.

The principles of BHP have not, during the past ten years, (a) been convicted, indicted or investigated in connection with any past or present criminal proceeding (excluding traffic violations or other minor offenses), (b) been the subject of any order, judgment or decree of any court of competent jurisdiction permanently or temporarily enjoining any of them from acting as an investment advisor, underwriter, broker or dealer in securities or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security, including acting as a finder or (c) been the subject of any order of a federal or state authority barring or suspending for more than sixty (60) days any of their rights to be engaged in any such activity, or to be associated with persons engaged in any such activity, which order has been reversed or suspended

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the Company's office at 17861 Cartwright Road, Irvine CA 92614. Attention: Kris Shah and Marvin Winkler, Co-Chairmen and Chief Executive Officers; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.



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No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities. BHP shall keep in confidence and shall not, without the Company's consent, disclose to any person (except its own counsel or, with prior written notice to and consent of the Company, as such counsel has advised is required by applicable law) any non-public information furnished by the Company to BHP.

BHP's engagement hereunder shall expire twelve (12) months from the date of this Agreement (the "Authorization Period"). Provided however, that upon the expiration or termination, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after such expiration or termination, a Private Placement involving the Company occurs which involves a party (including a party's affiliates) contacted by BHP on behalf of the Company, but excluding Related Investors (the "Tail Period") In the event that there has not been a closing on the Series A Private Placement within sixty days of the execution of this Agreement, or in the event BHP breaches its representations or obligations under this Agreement, the Company may terminate this Agreement upon five-business days notice. Provided the Series A offering closes with new cash investment of $6 million or more within sixty days of the execution of this Agreement, if prior to the expiration of the Tail Period the Company seeks to complete an underwritten public offering, BHP shall have the right to act as an underwriter with no less than twenty percent of the deal economics.

BHP is a division of Pali Capital Inc., a European American Investment Group Company. The letter agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter and the indemnification Agreement contain the entire Agreement of the parties with respect to the subject matter hereof and supersede and take precedence over all prior Agreements or understandings, whether oral or written, between BHP and the Company. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification Agreement, which shall remain in full force and effect.

This Agreement shall be binding on and inure to the benefit of each party's successors and assigns, but may not be assigned without the prior written consent of the other party.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

                                           Very truly yours,

                                           Burnham Hill Partners

                                           By:  /s/ JASON ADELMAN
                                               ---------------------------------
                                               Name: Jason Adelman
                                               Title: Managing Director

Accepted and agreed to as of the date first written above:

SSP Solutions, Inc.

By: /s/ MARVIN J. WINKLER
    ----------------------------------
Name: Marvin J. Winkler
Title: co-CEO

SSP Solutions, Inc.

By: /s/ KRIS SHAH
    ----------------------------------
Name: Kris Shah
Title: co-CEO



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TO:      Burnham Hill Partners                             Date: August 26, 2003
         570 Lexington Avenue
         New York, NY 10022

         In connection with your engagement pursuant to our letter Agreement of even date herewith (the "Engagement"), we agree to indemnify and hold harmless Burnham Hill Partners ("BHP") and its affiliates, the respective directors, officers, partners, agents and employees BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates (collectively, "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses")
(A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or
(ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; PROVIDED, HOWEVER, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

         We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding ("Action") referred to above (or enforcing this Agreement or any related engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you . We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.

         If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that we are called or subpoenaed to give testimony in a court of law, you agree to pay our expenses related thereto. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim that is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

         The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and any other Agreements relating to the Engagement shall be under seal, governed by and construed in accordance with the laws of the state of California, without regard to conflicts of law principles thereof.

                                              Very truly yours,

Accepted and Agreed:

Burnham Hill Partners                         Client: SSP Solutions, Inc.

By: /s/ JASON ADELMAN                         By: /s/ MARVIN J. WINKLER
    -----------------------------                 ------------------------------
    Name: Jason Adelman                           Name: Marvin J. Winkler
    Title: Managing Director                      Title: co-CEO